Exhibit 10.14

WORLDWIDE EXCLUSIVE LICENSE AGREEMENT

          This License Agreement (the "Agreement") is made and entered into as of December 31, 2005 ("Effective Date") by and between Amarin Neuroscience Limited, a company organized under the laws of Scotland whose principal place of business is at Kings Park House, Laurehill Business Park, Polmaise Road, Stirling FK7 9JQ, Scotland, UK ("Amarin"), and Multicell Technologies, Inc., a corporation organized under the laws of the State of Delaware whose principal place of business is at 701 George Washington Highway, Lincoln, RI 02865 ("Multicell"). Amarin and Multicell are sometimes each hereinafter referred to as a "Party" or collectively as "Parties" to this Agreement.

          Whereas, Amarin is the owner of certain Licensed Patent Rights (as hereinafter defined) that claim inventions, inter alia, covering pharmaceutical compositions useful for the treatment of certain human diseases and disorders;

          Whereas, Amarin is the owner of certain Licensed Technical Information (as hereinafter defined) related to know-how, trade secrets, experimental data, formulas, expert opinions, experimental procedures, protocols and other confidential and/or proprietary information covering pharmaceutical compositions useful for the treatment of certain human diseases and disorders;

          Whereas, Amarin desires that the Licensed Patent Rights and Licensed Technical Information be developed so that pharmaceutical compositions and commercial products resulting therefrom may be made available for Commercial Sale (as hereinafter defined) as treatments for various human diseases and disorders;

          Whereas, Multicell represents that it can bring to bear the scientific talent, and know-how to exploit the Licensed Patent Rights and the Licensed Technical Information, including developing any such pharmaceutical compositions under the Licensed Patent Rights and bringing said pharmaceutical compositions to market for Commercial Sale; and

          Whereas, Multicell wishes to obtain, and Amarin is willing to grant a license to practice inventions covered by the Licensed Patent Rights, as well as a license to Licensed Technical Information, subject to the terms set forth below.

          Now, Therefore, in consideration of the above premises and the mutual covenants contained herein, the Parties hereby agree as follows:

          1.        Definitions.

                    When used in this Agreement, the following terms shall have the meanings set out in this Article 1. Except as otherwise explicitly provided, all references to Articles, Sections and Subsections shall refer to the Articles, Sections and Subsections of this Agreement, and all references to Schedules shall refer to the Schedules appended to this Agreement, all of which are incorporated herein by reference.

                    1.1       "Active Agent" shall mean:

                              (a)       a pharmaceutical composition comprising a tricyclic antidepressant and at least one noradrenaline precursor selected from tyrosine or phenylalanine, with or without the addition of vitamin B12, covered, either ultimately or presently, by (i) an Enforceable Claim of any patent within Licensed Patent Rights, or (ii) by Licensed Technical Information; or

                              (b)       any chemical compound other than a chemical compound described in Subsection 1.1(a) herein comprising a pharmaceutical composition comprising tricyclic antidepressants or monoamine oxidase inhibitors or selective serotonin uptake inhibitors in combination with one or more amino acids, with or without the addition of vitamin B12, covered, either ultimately or presently, by (i) an Enforceable Claim of any patent within Licensed Patent Rights or (ii) by Licensed Technical Information.

                    1.2       "Active Agent Product" shall mean any preventative or therapeutic product which is composed of, or incorporates an Active Agent or an Intermediate thereof or is developed utilizing Licensed Technology.

                    1.3       "Affiliate" shall mean any entity which controls, is controlled by or is under common control of a party, where "control" means beneficial ownership of more than fifty percent (50%) of the outstanding shares or securities or the ability otherwise to elect a majority of the board of directors or other managing authority.

                    1.4       "Approval" shall mean an approval granted by a Regulatory Authority for the manufacture, sale, import and use of Active Agent Product in the Territory excluding pricing and reimbursement approvals granted by such Regulatory Authority.

                    1.5       "Commercial Sale" shall mean any transaction that transfers to a purchaser, for value, physical possession and title to an Active Agent Product, after which transfer the seller has no right or power to determine the purchaser's resale price. Transfer of possession and title to or between Multicell, an Affiliate of Multicell, or sublicensee or an Affiliate of a sublicensee shall not constitute a Commercial Sale unless the Affiliate of Multicell or sublicensee or an Affiliate of a sublicensee is an end user of the Active Agent Product.

                    1.6       "Controlled" or "Controlling" shall mean possession, now or in the future, of the ability to grant a license or sublicense as provided for herein without violating the terms or any agreement or arrangement with, or the rights of, any Third Party.

                    1.7       "EMEA" shall mean the European Medicines Evaluation Agency or any successor thereto which coordinates the scientific review and approval of human pharmaceutical or biologic products under the centralized procedure of the European Community.

                    1.8       "Enforceable Patent Claim" shall mean a patent claim included in an issued and unexpired patent that has not been: (i) abandoned or disclaimed; (ii) declared invalid or unenforceable by a decision of a court or other governmental agency of competent jurisdiction which decision is unappealable or unappealed within the time allowed for appeal; or (iii) admitted by the Party owning or Controlling such patent to be invalid.

                    1.9       "EEA" means countries which are from time to time signatories to the agreement on the European Economic Area, including, but not limited to, the member states from time to time of the European Union.

                    1.10      "FDA" shall mean the United States Food and Drug Administration or any successor thereto.

                    1.11      "Field" shall mean all therapeutic uses of or otherwise commercial uses of Active Agent Product.

                    1.12      "Improvements" shall mean any and all enhancements, modifications, substitutions or beneficial alterations by Amarin or its agents to the Licensed Technology, Active Agents or Intermediates thereof, or Active Agent Product owned or Controlled by Amarin from time to time.

                    1.13      "Intermediates" shall mean all synthetic (or reaction) precursors or products of a chemical compound or components of an Active Agent or Active Agent Product.

                    1.14      "Insolvency Event" in relation to either Party, means any one of the following:

                              (a)       a notice shall have been issued to convene a meeting for the purpose of passing a resolution to wind up that Party or such a resolution shall have been passed other than a resolution for the solvent reconstruction or reorganisation of that Party or for the purpose of inclusion of any part of the share capital of that Party in the Official List of the London Stock Exchange or in the list of the American Stock Exchange or quotation of the same on the National Association of Securities Dealers Automated Quotation System or any quotation or listing on any other recognized stock exchange; or

                              (b)       a resolution shall have been passed by that Party's directors to seek a winding up or administration order or a petition for a winding up or administration order shall have been presented against that Party or such an order shall have been made; or

                              (c)       a receiver, administrative receiver, receiver and manager, interim receiver, custodian, sequestrator or similar officer is appointed in respect of that Party or over a substantial part of its assets or any Third Party takes steps to appoint such an officer in respect of that Party; or

                              (d)       a step or event shall have been taken or arisen outside the United Kingdom which is similar or analogous to any of the steps or events listed at (a) to (c) above.

                    1.15      "Licensed Patent Rights" shall mean all patents and patent applications listed in Schedule A, and:

                              (a)       any patents issuing from such patent applications;

                              (b)       all patents and patent applications based on, corresponding to, or claiming the priority date(s) of any of the foregoing;

                              (c)       any reissues, term extensions (or other governmental actions which provide exclusive rights to the patent holder in the patented subject matter beyond the original patent expiration date), substitutions, confirmations, registrations, validations, re-examinations, additions, continuations, continued prosecutions, continuations-in-part, or divisions of or to any of the foregoing, whether foreign or domestic; and,

                              (d)       all patents and patent applications arising from Improvements in the Licensed Technology.

                    1.16      "Licensed Technology" shall mean the Licensed Patent Rights and the Licensed Technical Information and any subsequent Improvements.

                    1.17      "Licensed Technical Information" shall mean any know-how, trade secrets, experimental data, formulas, expert opinions, experimental procedures, protocols and other confidential and/or proprietary information Controlled by Amarin relating to Active Agents, Intermediates, Active Agent Products, or Improvements within the Field, whether patentable or not, including, but not limited to:

                              (a)       such information necessary or useful for or relating to: (i) the conduct of research on Active Agent Product; (ii) the formulation, including sustained-release and immediate-release formulations, manufacture, use and/or application of an Active Agent Product; or (iii) pertaining to the Registration of an Active Agent Product; (iv) any biological or chemical material, covered by the Licensed Patent Rights, and any Improvement thereon or modification thereto; or (v) the formulation development report relating to stabilization studies for hydroxocobalamin (vitamin B12) in oral dosage form used in combination with Active Agent Product;

                              (b)       developed or acquired by or on behalf of Amarin before, on, or after the Effective Date; and,

                              (c)       communicated to Multicell within a reasonable time after such development or acquisition.

                    1.18      "Major Markets" shall mean US, UK, France, Germany, Spain, Italy and Japan.

                    1.19      "MAA" means a marketing authorization application filed in the EEA with a Regulatory Authority.

                    1.20      "NDA" a New Drug Application filed with the FDA requesting approval for commercialization of a product in the U.S.A.

                    1.21      "Net Sales" shall mean the gross sales price actually invoiced by Multicell, its Affiliates or sublicensees or their Affiliates in the Commercial Sale of Active Agent Products, less customary and reasonable deductions for the following to the extent actually paid or allowed:

                              (a)       shipping, storage, handling, transportation, packing and insurance expenses, each as actually paid or allowed;

                              (b)       distributor discounts and commissions; cash and quantity discounts actually granted;

                              (c)       amounts repaid or credited by reason of rejections, defects or returns or because of retroactive price reductions, rebates, charge-backs and allowances; and

                              (d)       sales and other excise taxes, use taxes, VAT, tariffs, export license fees, customs duties and other governmental charges that are linked to the gross amount invoiced.

          Sales between Multicell, its Affiliates and its or their sublicensees and their Affiliates shall be excluded from the computation of Net Sales and no payments will be payable on such sales except where such Affiliates and/or sublicensees are end users, but Net Sales shall include the subsequent final sales to third parties by Multicell or such Affiliates and/or sublicensees.

          Upon the sale or other disposal of Active Agent Product (other than in a bona fide arms length transaction exclusively for money) or upon any use of Active Agent Product for purposes which do not result in a disposal of that Active Agent Product in consideration of sales revenue customary in the country of use, such sale, other disposal or use shall be deemed to constitute a sale at either the relevant open market price in the country in which such sale, other disposal or use occurs; or if such price is not ascertainable, a reasonable price assessed on an arms length basis for the goods or services provided in exchange of the supply.

          For the avoidance of doubt any disposal of Active Agent Product for, or use of Active Agent Product in, clinical or pre-clinical trials or as free samples (such samples to be in quantities common in the industry for this type of Product) shall not give rise to any deemed sale under this Agreement.

                    1.22      "Regulatory Authorities/Regulatory Authority" shall mean, depending on the context, the FDA in the U.S.A. or the corresponding regulatory or governmental authority in a given country or regulatory jurisdiction of the Territory with responsibility for granting regulatory approval and pricing/reimbursement approval, where appropriate, for the manufacture, marketing, sale or use of Active Agent Product in such country.

                    1.23      "Term" shall have the meaning set forth in Section 9.1.

                    1.24      "Territory" shall mean all countries, territories and regions of the world.

                    1.25      "Third Party" shall mean any party other than Amarin or Multicell or an Affiliate of either Amarin or Multicell.

                    1.26      "United States", "US" or "USA" shall mean the United States of America and its territories, possessions, and protectorates (including Puerto Rico), and the District of Columbia.

          2.        Grant of Rights.

                    2.1       License. Subject to the terms and conditions hereof, Amarin hereby grants to Multicell and its Affiliates an exclusive license within the Field and the Territory, including the right to grant sublicenses under the Licensed Technology and Improvements to identify, discover, develop, make, have made, use, offer for sale, sell, have sold, import, or have imported any Active Agent or Active Agent Product.

                    2.2       Sublicenses. Multicell shall have the right to grant sublicenses under the Licensed Technology and Improvements consistent with the terms of this Agreement provided that Multicell gives at least seven days prior written notice to Amarin, and further provided, that such sublicenses are entered into in good faith and have a commercially reasonable financial apportionment as to the split of performance based milestones and sales based royalties. Multicell further agrees to deliver to Amarin for informational purposes, and under an obligation of confidentiality, a copy of any sublicenses entered into pursuant to Section 3.5 hereof, and any modification or termination thereof, within thirty (30) days after execution, modification, or termination and Multicell shall ensure that:

                              (a)       the sub-license agreement prohibits further sub-licensing by the sub-licensee, except to an Affiliate of the sub-licensee, without the prior written consent of Amarin;

                              (b)       the sub-license agreement imposes obligations of confidentiality on the sub-licensee which are no less onerous than those set out in Section 10.

                    2.3       Development and Commercialization.

                              (a)       Multicell shall exercise, and shall require (where applicable) that its Affiliates and sub-licensees use, at its or their own expense, good faith reasonable efforts in developing Active Agent Product within the Field until Approval in each of the Major Markets and in commercializing Active Agent Product within the Field in each of the Major Markets.

                              (b)       In commercializing Active Agent Product within the Field in each of the Major Markets, Multicell shall, and Multicell shall require that its Affiliates and sub-licensees shall (where applicable), at its or their own expense, use good faith reasonable efforts to commercialize the Active Agent Product and to maximize the revenues generated by sales of the Active Agent Product by itself or any sublicensee.

                              (c)       For the purposes of this Section 2.3 "good faith reasonable efforts" shall mean those efforts that are similar to the efforts used by pharmaceutical companies generally in relation to other products under similar commercial circumstances that have similar commercial value, status and potential to Active Agent Product. The Parties acknowledge and agree that all commercial decisions relating to the commercialization of the Active Agent Product shall be in the sole discretion of Multicell, or its Affiliates or Sublicensees where appropriate). For the avoidance of doubt Multicell shall not be required by this Section 2.3 or otherwise to continue with the commercialization of Active Agent Product if for safety, or efficacy reasons it decides in good faith to abandon the same.

                              (d)       Multicell shall record in written form, to the extent practical, all technical and other information relating to its research, development and manufacturing activities hereunder which documents and such activities shall be consistent with standard practices of what is normal and customary in the industry. To the extent practical, such written records shall be kept separately from written records documenting other research, development or manufacturing activities of Multicell. All such written records of Multicell shall be maintained in a form sufficient to satisfy any relevant Regulatory Authority and shall be open to inspection by Amarin during normal business hours upon reasonable prior written notice.

                    2.4       Option Rights. For purposes of this Section 2.4 and Section 7.1 the following terms shall have the following meanings:

          "Option Period" shall mean the period commencing on the date of this Agreement and ending on the fourth (4th) anniversary of the Effective Date provided that such option period may be extended by up to twelve (12) months by any delay caused by any unforeseen regulatory requirement of either the EMEA or the FDA not reasonably anticipated by the Parties;

          "Additional Patent Rights" shall mean USA patents 6,441,038 and 6,451,788 including all issued patents, all patent applications and all foreign counterpart applications, any reissues, renewals, divisions, continuations, continuations-in-part, substitutes, divisions or extensions, and all pending patent applications; and,

          "Option Rights" shall mean the option rights granted by Amarin to Multicell as set out in this Section 2.4.

                              (a)       Subject to Subsection 2.4 (c) below during the Option Period either Party shall have the exclusive right to negotiate with the other with a view to entering into a commercial agreement with the other in respect of the commercialization of such right, title and interest as Amarin has in the Additional Patent Rights in any part of the Territory.

                              (b)       During the Option Period, Multicell shall notify Amarin in writing of its decision to exercise its right of negotiation and upon the receipt of such notification the Parties shall exclusively negotiate in good faith for a period of 90 days thereafter (the "Negotiation Period") with respect to a commercialization of such rights in any part of the Territory.

                              (c)       In the event that the Parties fail to execute a mutually acceptable formal heads of agreement in respect of such commercialization within the Negotiation Period then Amarin may thereafter enter into negotiations and/or agreement with any Third Party (the "Option Third Party").

                              (d)       Notwithstanding Amarin's right to negotiate and agree with an Option Third Party pursuant to Subsection 2.4(c) hereof, if Amarin enters into a bona fide arms-length heads of agreement with an Option Third Party to participate in any Third Party commercialization within sixty (60) days of the end of the Option Period, then Multicell shall have the exclusive right, exercisable at any time within twenty (20) days following Amarin's delivery to Multicell of the terms of the proposed Option Third Party heads of agreement in pre-signature form setting forth the name of the Option Third Party (subject to Multicell entering into such form of confidentiality agreement as mutually agreed), the right to pre-empt the Option Third Party and participate in the subject commercialization on the terms agreed to by Amarin and the Option Third Party in the subject heads of agreement.

                                        (i)       If Multicell does not notify Amarin in writing of its election to participate as set forth in Section 2.4(d) within such twenty (20) day period, Multicell shall be deemed to have elected not to participate, and Amarin shall thereafter be free to consummate its agreement with such Option Third Party on the terms set forth in the Option Third Party subject heads of agreement.

                                        (ii)       If Multicell notifies Amarin in writing of its election to participate as set forth in Section 2.4(d) on the terms agreed to by Amarin and the Option Third Party in the Option Third Party subject heads of agreement within such twenty (20) day period, Multicell and Amarin shall, acting in good faith, seek to consummate such transaction as soon as is reasonably practicable thereafter.

          3.        Payments.

                    3.1       License Fee. As partial consideration for the rights granted to Multicell under this Agreement and as a nonrefundable and non-creditable license fee, within ten (10) business days of the upon the Effective Date (but in any event no later than December 31, 2005), Multicell shall pay to Amarin the sum of [Redacted]. Multicell represents that the execution and delivery of this Agreement and the payment of the license fee have been duly and validly authorized by all necessary corporate action by Multicell.

                    3.2       Milestone Payments. So long as the Licensed Patent Rights remain in force, within fourteen (14) days after the achievement of the following milestones, Multicell shall pay to Amarin the amounts set forth below:

Milestone Achieved	Payment Amount

(a) On May 31, 2006	[Redacted]

(b) First filing of NDA with FDA or a reasonably similar filing with any Regulatory Authority for Active Agent Product	[Redacted]

(c) First FDA approval for sale in the USA for Active Agent Product	[Redacted]

(d) Twelve (12) calendar months after the first sale in the USA for Active Agent Product	[Redacted]

(e) Twelve (12) calendar months after the first sale in the EEA for Active Agent Product	[Redacted]

          Each payment that is owed in accordance with this provision shall be made only one time with respect to Active Agent Product, regardless of how many times such Active Agent Product achieves each of the indicated milestones and, no payment shall be owed for a milestone which is not reached.

          For the avoidance of doubt all milestones payable under this Section 3.2 shall be non-refundable and non creditable against any future royalties and shall be paid to Amarin without set off or counterclaim by Multicell.

          If any milestone payment is not paid when due, and if no payment is received from Multicell within thirty (30) days after the date of Multicell's receipt of a written notice of such nonpayment from Amarin, Amarin shall have the option to either (i) terminate this Agreement pursuant to Section 9.2 herein or (ii) convert the license granted under this Agreement to a worldwide non-exclusive license with the right to sublicense in accordance with Section 2.2, which non-exclusive license shall be subject to all of the terms and obligations of this Agreement.

                    3.3       Royalty Payments.

                              (a)       Multicell shall pay Amarin without set-off or counterclaim (save as otherwise permitted by this Agreement) a royalty of [Redacted] on Net Sales of Active Agent Product sold by Multicell, its Affiliates, or sublicensees and their Affiliates in the Territory throughout the Term.

                              (b)       Royalty payments shall be made in accordance with Section 8.1.

                              (c)       The calculation of the amount of royalties due under the provisions of Subsection 3.3(a) shall be subject to Section 3.4 and shall be in accordance with the following provisions:

                                        (i)       Royalties under Subsection 3.3(a) shall be payable only once with respect to an Active Agent Product, regardless of the number of claims of the Licensed Patent Rights pertaining to such Active Agent Product, or the number of countries in which the manufacture, use or sale of an Active Agent Product occurs.

                                        (ii)      If specific value is added to an Active Agent Product by special devices for dispensing or administering such Active Agent Product or by diluents or similar exogenous materials which accompany such Active Agent Product as it is sold, then the Parties shall, subject to Section 3.4, make a commercially reasonable determination of an amount to be deducted from the gross amount invoiced for such Active Agent Product, in order to remove from the amount of Net Sales the specific value added to such Active Agent Product by such special devices or exogenous materials.

                                        (iii)     If, in any country where:

                                                  (a)       no Enforceable Patent Claim in the Licensed Patent Rights currently exist, or

                                                  (b)       the Parties agree that it is not commercially reasonable to pursue third-party infringers and the amount of third-party sales in the Field for a product containing an Active Agent in such country exceeds [Redacted] of the total sales in the Field of all Active Agent Product containing such Active Agent in such country in any calendar quarter, and such third-party product and the Active Agent Product are marketed for the same or similar uses in the Field, then, subject to Section 3.4, the royalty rate that would otherwise apply for such calendar quarter in such country shall be reduced by [Redacted]. The amount of sales of Active Agent Product for calculations to be made pursuant to Subsection 3.3(a) shall be ascertained by the reputable published marketing data for such country or as otherwise agreed.

                                        (iv)      In the event that compulsory licenses for an Active Agent Product containing an Active Agent which compulsory licenses have a maximum royalty rate lower than that which would otherwise apply to Net Sales of such Active Agent Product pursuant to Subsection 3.3(a) must be granted in a country, and Net Sales under such compulsory licenses exceed [Redacted] of the total Net Sales of all Active Agent Product containing such Active Agent in such country in any calendar quarter, or a governmental authority in a country imposes a maximum royalty rate lower than the rate that would otherwise apply to Net Sales of such Active Agent Product pursuant to Subsection 3.3(a) in such country, then, subject to Section 3.4, the royalty rate that would otherwise apply for such calendar quarter in such country shall be reduced to equal such lower rate .

                              (d)       Royalty Stacking.

                                        (i)       The Parties recognize that Multicell may be legally obliged to obtain additional rights and licenses from a Third Party in order to enable Multicell, its Affiliates or its sublicensees, to use such Third Party's technology ("Third-Party Technology") to discover, develop, make, use, offer for sale, sell, import or have imported an Active Agent Product within the Field in the Territory. If Multicell's total combined royalty burden for the Licensed Patent Rights and the Third-Party Technology ("Total Royalty Stack") exceeds the Royalty Stack Cap, as defined below, then, subject to Section 3.4, the earned royalty payable by Multicell to Amarin shall be adjusted by an amount proportionate to the amount by which the total Royalty Stack exceeds the Royalty Stack Cap, as follows:

R2	=	R1	-	[	R1	(	T	-	C	)	]

T

R1 = the royalty specified under Subsection 3.3(a) of this Agreement
R2 = the adjusted royalty to be paid during the reporting period for which the calculation is made,
T = the Total Royalty Stack, and
C = the Royalty Stack Cap, agreed for the purposes of this Agreement to be [Redacted].

                                        (ii)      If the Total Royalty Stack to be paid by Multicell on Net Sales of an Active Agent Product within the Field in the Territory is less than [Redacted], but is such a significant factor in the return realized or expected by Multicell so as to make it commercially unreasonable for Multicell to enter or remain in the market with such Active Agent Product, then, subject to Section 3.4, Multicell and Amarin will negotiate in good faith to determine a royalty rate payable to Amarin that both reflects the relative value of the contributions of the Parties and will allow successful marketing of the Active Agent Product.

                    3.4       Minimum Royalty. Notwithstanding anything to the contrary in this Agreement which seeks to reduce the royalty payment due under Subsection 3.3(a) (together the "Royalty Reduction Provisions") in no case shall the Royalty Reduction Provisions act either individually or in combination to reduce the royalty rate payable under Subsection 3.3 (a) to be less than:

                                        (a)       a royalty of [Redacted] in respect of Net Sales of Active Agent Product sold by Multicell, its Affiliates, or sublicensees or their Affiliates within the Territory where such sale is covered by an Enforceable Claim of any patent within the Licensed Patent Rights:

                                        (b)       [Redacted] in any other event.

          In the event that any such minimum royalty would make the sale of Active Agent Product uneconomic within any part of the Territory, the Parties shall enter into good faith discussions with regard to any potential variation to such minimum royalty or the other arrangements hereunder to recognize such fact.

                    3.5       Sublicense Payments.

                              (a)       Royalty payments received by Multicell by a sublicensee for Commercial Sale of Active Agent Product in the Territory pursuant to a sublicense granted by Multicell under Licensed Technology shall be based on the sublicensee's actual Net Sales for Active Agent Product within the Field and the Territory during any calendar quarter.

                              (b)       In the event Multicell receives sales based payment from a Third Party pursuant to a sublicense granted by Multicell under Licensed Technology in money or money's worth (to include without limitation any royalty or sales based milestone) Multicell shall pay Amarin an amount in US Dollars equal to the greater of:

                                        (i)       [Redacted] of any such payment or value received by Multicell; or

                                        (ii)      [Redacted] on Net Sales of Active Agent Product sold by such sublicensee in the Territory

          All other monies received by Multicell in the form of sublicense payments shall accrue to the exclusive benefit of Multicell and no payment shall be due Amarin.

                              (d)       Upon termination of this Agreement other than by virtue of a material breach by Amarin, any sublicenses granted by Multicell shall be assigned to Amarin free of charges and expenses provided that Amarin shall have no liability for any previous breaches of such sublicenses and any payments due thereunder up to and including the date of such assignment and Multicell shall indemnify and hold Amarin harmless from and against any and all such losses, damages or expenses (including reasonable attorney's fees) relating to any such liability and any other act or omission by Multicell . Amarin shall be entitled to all payments accruing after termination pursuant to terms and conditions of said sublicenses.

          4.        Ownership of Certain Intellectual Property.

          Multicell acknowledges and agrees that Amarin is and shall remain the sole owner of Licensed Patent Rights, and Multicell has no rights in or to Licensed Patent Rights other than the rights specifically granted herein.

          5.        Warranties and representations.

                    5.1       Payments to Ms. Cari Loder. Amarin represents and warrants that it is responsible for all financial considerations to be paid to Ms. Loder relating to Licensed Technology. It will be the sole responsibility of Amarin to pay the appropriate compensation owed to Ms. Loder in accordance with the terms and conditions of any past, present or future agreements between Amarin and Ms. Loder. In the event Amarin fails to compensate Ms. Loder in accordance with the terms and conditions of any such agreement between Amarin and Ms. Loder, and Ms. Loder so demonstrates to that effect in a court of competent jurisdiction from which no appeal can be had or is taken within the allowed time limits, Amarin shall be deemed to be in material breach of this Agreement per Article 9.2, and Multicell shall be allowed, at its sole discretion, to make direct payments to Ms. Loder and deduct said direct payments and all costs associated therewith from all payments owed to Amarin by Multicell.

                    5.2       Representations by Amarin. Amarin expressly represents and warrants:

                              (a)       so far as it is aware it has good and valid title to the Licensed Technology, and is not the subject of any pending or threatened legal action, including, but not limited to, any assertion by any Third Party that any of the intellectual property rights is invalid, unenforceable or violates the rights of any Third Party;

                              (b)       it has the authority to grant the rights including the exclusive rights granted herein to Multicell, and that such grant of rights hereunder are free and clear of any known claims, encumbrances, liens, security interests and rights of third parties;

                              (c)       it has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder;

                              (d)       it has taken all necessary legal action to authorize the execution and delivery of this Agreement, and this Agreement constitutes the legal, valid and binding obligation of Multicell enforceable against Multicell in accordance with its terms;

                              (e)       it is not subject to any pending or threatened (i) voluntary or involuntary bankruptcy, liquidation or similar proceeding or order, (ii) litigation, regulatory, judicial or arbitral proceeding or order, or (iii) noncompetition, license, exclusivity or confidential agreement, any of which would likely affect its ability to enter into and/or perform its obligations under this Agreement.

                    5.3       Representations by Multicell. Multicell expressly represents that:

                              (a)       it has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder;

                              (b)       it has taken all necessary legal action to authorize the execution and delivery of this Agreement, and this Agreement constitutes the legal, valid and binding obligation of Amarin enforceable against Amarin in accordance with its terms;

                              (c)       it is not subject to any pending or threatened (i) voluntary or involuntary bankruptcy, liquidation or similar proceeding or order, (ii) litigation, regulatory, judicial or arbitral proceeding or order, or (iii) noncompetition, license, exclusivity or confidential agreement, any of which would likely affect its ability to enter into and/or perform its obligations under this Agreement.

                    5.4       Warranty Disclaimer. Other than that described in Sections 5.1 and 5.2, nothing in this Agreement is or shall be construed as:

                              (a)       a warranty or representation by Amarin as to the validity or scope of the Licensed Patent Rights;

                              (b)       a warranty or representation that anything made, used, sold or otherwise disposed of under any license granted in this Agreement is or will be free from infringement of patents, copyrights and other rights of third parties;

                              (c)       an obligation to bring or prosecute actions or suits against third parties for infringement, except to the extent and in the circumstances described in Section 7; or

                              (d)       a grant by implication, estoppel, or otherwise of any licenses under patent applications or patents of Amarin or other persons other than as provided in Section 2 hereof.

                    5.5       No Warranty. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, EACH PARTY MAKES NO REPRESENTATION AND EXTENDS NO WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES AS TO MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. THE PARTIES UNDERSTAND AND AGREE THAT THE DEVELOPMENT AND COMMERCIALIZATION OF A LICENSED PRODUCT WILL INVOLVE APPROVALS BY REGULATORY AUTHORITIES, AND THAT NO PARTY IS GUARANTEEING THE SAFETY OR EFFICACY OF SUCH LICENSED PRODUCT, OR THAT SUCH LICENSED PRODUCT WILL RECEIVE THE REQUIRED APPROVALS.

                    5.5       Disclaimer of Liability. IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES RESULTING FROM THE EXERCISE OF MULTICELL'S RIGHTS UNDER THE LICENSES GRANTED PURSUANT TO THIS AGREEMENT OR THE USE OF LICENSED PATENT RIGHTS.

          6.        Indemnification and Insurance.

                    6.1       Indemnification.

                              (a)       Multicell agrees to indemnify, hold harmless and defend Amarin, its Affiliates and its and their respective trustees, officers, employees, consultants and agents, the sponsors of the research that led to the Licensed Patent Rights, except to the extent of their gross negligence or willful misconduct, against any and all liability (including without limitation product liability) and/or damages with respect to any claims, suits, demands, judgments or causes of action arising out of:

                                        (i)       the development, manufacture, storage, use, sale or other distribution, or any other use of Active Agent Product or Licensed Patent Rights, or exercise of rights granted hereunder, by Multicell, its Affiliates or sublicensees or their Affiliates, distributors, agents or representatives;

                                        (ii)      the use by end-users and other third parties of Active Agent Product or Licensed Patent Rights licensed hereunder except for any Amarin licensees or transferees pursuant to Section 2.2;

                                        (iii)     any representation, warranty or statement by Multicell or its Affiliates, sublicensees or their Affiliates, distributors, agents or representatives, concerning Amarin or the Licensed Patent Rights or the Active Agent Product; or

                                        (iv)      any breach by Multicell of any material term, provision, or covenant of this Agreement, and any inaccuracy in any representation or warranty made by Multicell in this Agreement.

          In the event any such claims, demands or actions are made, Multicell shall defend Amarin at Multicell's sole expense by counsel selected by Multicell, subject to approval by Amarin, which such approval is not to be unreasonably withheld.

                    (b)       Amarin agrees to indemnify, hold harmless and defend Multicell, its officers, directors, employees, attorneys, consultants and agents (each, a "Multicell Indemnitee"), against any and all loss, damage or expense (including reasonable attorney's fees) (collectively, "Damages") incurred or sustained by any Multicell Indemnitee as a result of its gross negligence or willful misconduct including:

                                        (i)       any breach by Amarin of any material term, provision, or covenant of this Agreement;

                                        (ii)      any inaccuracy in any representation or warranty made by Amarin in this Agreement; or

                                        (iii)     any claims for non-payment by Ms. Cari Loder, her heirs, legal representatives or assignees of interest.

          Notwithstanding anything to the contrary herein, Amarin shall have no liability to any Multicell Indemnitee under this Section 6.1 to the extent said Damages arise, in whole or in part, from the grossly negligent, reckless or willful acts or omissions of a Multicell Indemnitee which are in breach of the material terms of this Agreement. Multicell shall give written notice to Amarin stating specifically the basis for the claim for Damages and the amount thereof. Amounts due shall be paid within thirty (30) days after demand.

                    6.2       Insurance. In addition to the foregoing, from and after the time Multicell or any Affiliate or sublicensee or any Affiliates of a sublicensee begins clinical trials on any Active Agent Product, Multicell shall maintain, during the Term (as defined below), comprehensive general liability insurance, including products liability insurance, with reputable and financially secure insurance carriers, or shall provide an explanation of self insurance, to cover the activities of Multicell, it Affiliates and sublicensees or any Affiliate of a sublicensee, if any, contemplated by this Agreement. Such insurance shall include Amarin as a named insured, shall require prior notice to Amarin before cancellation and shall, to the extent reasonably possible, be in an amount which is customarily carried by companies at a comparable stage of development or introduction of new pharmaceutical or biologic products. Multicell shall provide Amarin with a copy of any such insurance policy and schedule promptly upon receiving a written request for the same from Amarin.

                    6.3       Tender of Defense for Damages. Promptly upon receipt by either Party of a notice of a claim by a Third Party which may give rise to a claim for Damages under Section 6.1 or 6.2 of this Agreement, the indemnified party shall give written notice thereof to the indemnifying party. Upon tender of defense, (i) the indemnifying party shall undertake the defense against such claim and may contest or settle such claim on such terms, at such time and in such manner as the indemnifying party, in its sole discretion, shall elect, (ii) the indemnified party shall cooperate as reasonably requested (with reasonable out of pocket expenses, but not soft costs, being reimbursed by the indemnifying party) in the defense of the claim, provided, however, that the indemnifying party may not agree to any settlement which would invalidate any claim of any Licensed Patent Right or which would impose any ongoing obligation on the indemnified party without the indemnified party's prior written consent, which shall not be unreasonably withheld. Notwithstanding the foregoing, the indemnified party shall have the right to participate in the defense or prosecution of any claim, including hiring their own counsel at the indemnified party's own expense, and the indemnifying party shall cooperate with the indemnified party if the indemnified party does so participate. If the indemnifying party fails or refuses to defend any tendered third party claim for Damages, the indemnifying party may nevertheless, at its own expense, participate in the defense of such claim by the indemnified party and in any and all settlement negotiations relating thereto. In any and all events, the indemnifying party shall have such access to the records and files of the indemnified party relating to any claim for Damages as may be reasonably necessary to effectively defend or participate in the defense thereof.

          7.        Prosecution and Maintenance of Patent Rights.

                    7.1       Prosecution and Maintenance of Licensed Patent Rights. Amarin shall, at Multicell's cost and expense (to the extent such costs and expenses are reasonable), have full control over the prosecution and maintenance of the patent applications and patents contained in the Licensed Patent Rights, provided, however, that Amarin shall reasonably consult with Multicell, and follow Multicell's reasonable general directions, on the most appropriate manner to prosecute and maintain patent applications and issued patents in Licensed Patent Rights to protect the mutual interests of the Parties. Amarin and its patent counsel will keep Multicell advised of the status of such prosecution and maintenance by reasonably consulting with Multicell in connection with such prosecution and maintenance, and by providing Multicell with copies of all patent applications and patents, and all official communications with respect to such patent applications and patents contained in Licensed Patent Rights as follows:

                              (a)       in respect of any urgent or material communication Amarin shall ensure that this is provided promptly to Multicell after the date of receipt;

                              (b)       in all other cases Amarin shall provide for a quarterly update within 30 days of the end of each calendar quarter commencing on March 31, 2006.

                    7.2       Prosecution and Maintenance of Patents and Patent Applications. Amarin shall prepare, file, prosecute, maintain, defend or extend all patent applications and issued patents covered by Licensed Patent Rights and Additional Patent Rights. Multicell shall have the right to assume responsibility for such prosecution and maintenance in the event Amarin intends to forego its obligation as set forth hereunder. Amarin shall give Multicell sixty (60) days written notice prior to foregoing its responsibility to prosecute and maintain all patents and patent applications covered by Licensed Patent Rights and Additional Patent Rights so as to permit Multicell time to exercise its rights hereunder. In the event Amarin elects to forego its obligation to maintain any issued patent or prosecute any patent application covered by Licensed Patent Rights or Additional Patent Rights, at the written request of Multicell, Amarin shall transfer and assign such patent application or patent to Multicell within thirty (30) days of such notice and such patent application or patent shall no longer fall under the definition of Licensed Patent Rights or Additional Patent Rights. Notwithstanding any other provisions of this Agreement, Amarin shall thereafter not be responsible for such future obligations (including costs and expenses) in connection with such patent application or patent after the effective date of such election by Multicell.

                    7.3       Defense Against Infringement. If Multicell or Amarin becomes aware of any actual or threatened infringement of any Licensed Patent Rights, then that Party shall promptly notify the other and the Parties shall discuss the most appropriate action to take. Both Parties shall use their best efforts in cooperating with each other to terminate such infringement without litigation. If, within one hundred twenty (120) days after the date of notification of infringement, attempts to abate such infringement are unsuccessful, then Multicell may bring such action at its own expense, in which event Amarin shall cooperate with Multicell as reasonably requested, at Multicell's expense. Amarin may, on its own initiative and expense, join in a suit regarding any Licensed Patent Rights. All recoveries, damages and awards in any infringement suit after reimbursement of any litigation expenses of Amarin not previously reimbursed from a suit regarding any Licensed Patent Rights shall belong to Multicell. To the extent Multicell's recoveries exceed Multicell's expenses including reasonable and directly related internal legal expenses with respect to an infringement suit regarding a patent right giving rise to royalty obligations under Section 3.3, then such excess recoveries shall be deemed Net Sales of Active Agent Products upon which royalties shall be paid to Amarin under this Agreement. If either Party elects not to institute or prosecute any suit to enjoin or recover damages from any infringer of any Licensed Patent Rights, then the other Party alone may, in its sole discretion and at its expense, initiate and conduct an infringement action and keep any settlement or award which may be obtained. Multicell and Amarin agree that neither will settle any action commenced by it in a manner that is prejudicial to any Licensed Patent Rights without the other Party's prior written approval; such approval shall not be unreasonably withheld, delayed or conditioned.

                    7.4       Third Party Infringement Claims.

                              (a)       In the event the making, using, offering for sale, selling or importation of any Active Agent Product becomes the subject of a claim, against either Party, of infringement of any patent or other proprietary right of any third party anywhere in the world by virtue of the incorporation of any portion of the Licensed Patent Rights therein, such Party shall promptly give notice to the other Party and meet to consider the claim and the appropriate course of action.

                              (b)       In the event of a Third-Party claim or action against Multicell alleging that the practice of the Licensed Patent Rights in discovering, developing, making, using, offering for sale, selling importing or having imported Active Agent Product within the Field in a country infringes such Third Party's patent in such country, and Multicell is ordered by a competent court of law from which no appeal can be had or is taken within the allowed time limits or is obligated by a settlement agreement to pay royalties or other payments to such Third Party on account of such infringement claim or action, then any such sums paid or agreed to be paid by Multicell to such Third Party to resolve such infringement claim or action shall also be creditable on a dollar for dollar basis against any future royalties due from Multicell to Amarin to the extent only that such payment relates to the practice of the Licensed Patent Rights in discovering, developing, making, using, offering for sale, selling importing or having imported Active Agent Product within the Field in a country.

                              (c)       Multicell shall have the right to conduct the defense against any claim or action under Subsection 7.4 (a) or (b) brought against Multicell or Amarin, and shall have the right and authority to settle any such suit in consultation with Amarin, provided that Multicell shall not make any admission or take any action or settle any such suit without the prior written approval of Amarin, which approval shall not be unreasonably withheld, delayed or conditioned. Amarin shall cooperate with Multicell, as reasonably requested by Multicell, in connection with the defense against such claim or action, at Multicell's expense. Any reasonable expenses incurred by Multicell in connection with the conduct of such defense, including, but not limited to, attorneys fees and costs, may be offset against any future royalties owed by Multicell to Amarin.

                    7.5       Marking. To the extent permitted by applicable laws and regulations, Multicell agrees to mark and to cause any Affiliate or sublicensee to mark any Active Agent Products or their containers or labels, or in an Orange Book or like listing made, sold, or otherwise disposed of by it or them with any notice of patent rights necessary or desirable under applicable law to enable the Licensed Patent Rights to be enforced to their full extent in any country where Active Agent Products are made, used or sold.

          8.        Reporting, Verification and Payment.

                    8.1       Books, Records and Payment.

                              (a)       Multicell agrees to keep, and shall require any Affiliates and sublicensees or any Affiliates of a sublicensee selling Active Agent Products in the Territory to keep, proper records and books of account, in accordance with good accounting practices, showing the gross and Net Sales (and all relevant deductions showing the difference between gross and Net Sales) in the Territory on a country by country basis upon which the royalty payments of Multicell are based, and all other information necessary for the accurate determination of payment to be made hereunder. Multicell agrees to deliver to Amarin, within forty five (45) days after each calendar quarter, a comprehensive report showing the information on which the payments herein provided are calculated, including a breakdown of income from Net Sales of each Active Agent Product in each country of the Territory, along with the royalty payments due for such calendar quarter.

                              (b)       Unless otherwise state herein all payments payable pursuant to this Agreement shall be paid within forty five (45) days following the end of each calendar quarter in which Multicell receives payments. Payments made within this forty-five (45) day period shall be deemed timely for the purposes of this Subsection. To the extent that payments due pursuant to this Subsection are not paid within the aforementioned forty-five day (45) period, such outstanding sums shall accrue interest from the date due, to be computed for such unpaid amount on the last day of each calendar quarter (accruing quarterly) at the US Federal Funds Rate on the last day of the calendar quarter plus three percent (3%).

                    8.2       Audit. On reasonable written notice, Amarin, at its own expense, shall have the right, no more than twice a year, to have an independent certified public accountant, (as approved by Multicell (such approval not to be unreasonably withheld, delayed or conditioned), inspect and/or audit the books and records of Multicell, including any Net Sales reports received from its Affiliates and its sublicensees or any Affiliates of a sublicensee, during usual business hours for the sole purpose of, and only to the extent necessary for, determining the correctness of payments due under this Agreement. Such examination with respect to any fiscal year shall not take place later than seven (7) years following the expiration of such period. The expense of any such audit shall be borne by Amarin except that if the results of the inspection reveal that Multicell has underpaid Amarin or overstated expenses by ten percent (10%) or more in any calendar year, then the accountant's fees shall be paid by Multicell. Any such discrepancies shall be promptly corrected by payment by the Multicell. Multicell shall include substantially the same audit rights in any sublicense it grants in order to ensure correctness of payments due hereunder.

                   8.3        Foreign Payments. Royalties based on Net Sales in any foreign country shall be payable to Amarin in United States Dollars within forty five (45) days after each calendar quarter. Dollar amounts shall be calculated using the average daily foreign exchange rate, as published by the Wall Street Journal, in effect for such foreign currency during the calendar quarter in which the Net Sales in the Field upon which the royalties are based actually occurred. Subject to Section 8.5, when royalties or other payments are due for Net Sales in a country where, for reasons of currency, tax or other regulations, transfer of foreign currency out of such country is prohibited, Multicell has the right to place Amarin's royalties in a bank account in such country in the name of and under the sole control of Amarin; provided, however, that the bank selected be reasonably acceptable to Amarin and that Multicell inform Amarin of the location, account number, amount and currency of money deposited therein. After Amarin has been so notified, those monies shall be considered as royalties duly paid to Amarin and will be completely controlled by Amarin, and Multicell will have no further responsibility with respect thereto.

                    8.4       Taxes. Multicell shall be initially responsible for the payment of any and all taxes that may be levied by a proper taxing authority on account of any royalties accruing to Amarin under this Agreement. However, Multicell shall be entitled to deduct from its payments to Amarin the entire amount of any withholding taxes required to be withheld by law to the extent Multicell pays to the appropriate governmental authority such taxes. Multicell shall deliver to Amarin upon Amarin's written request , proof of payment of all such taxes. Each Party shall provide assistance to the other Party in seeking any benefits available to such Party with respect to government tax withholdings by any relevant law or double tax treaty.

                    8.5       Exchange control. If at any time legal restrictions prevent the prompt remittance of part or all of payments owed hereunder with respect to any country in the world where an Active Agent Product is sold, payment shall be made through any lawful means or methods that may be available as the Parties shall reasonably determine.

          9.        Term and Termination.

                    9.1       Term.

                              (a)       Unless earlier terminated under this Section 9, the term of this Agreement shall begin on the Effective Date of this Agreement and with respect to each country within the EEA this Agreement shall expire on a country by country basis on the last to occur of the following:

                                        (i)       the expiry of any Enforceable Patent Claim included in Licensed Patent Rights in the country concerned; or

                                        (ii)      whichever is the sooner of the following: ten (10) years from the date the Active Agent Product was first put on the market within the EEA; or the date upon which the Licensed Technical Information ceases to be secret and substantial through no fault of Multicell, its Affiliates or sub-licensees or any Affiliates of a sublicensee.

                              (b)       With respect to each country outside the EEA, this Agreement shall expire on a country by country basis on the last to occur of the following:

                                        (i)       the expiry of any Enforceable Patent Claim included in Licensed Patent Rights in the country concerned; or,

                                        (ii)      ten (10) years from the date the Active Agent Products concerned was first put on the market in the country concerned or the date upon which the Licensed Technical Information ceases to be secret and substantial through no fault of Multicell, its Affiliates or sub-licensees or any Affiliates of a sublicensee.

                              (c)       Additionally, Multicell shall have the right to terminate this Agreement sixty (60) days after receipt by Amarin of a written notice from Multicell informing Amarin that Multicell is no longer willing or able to pursue the exploitation of Licensed Patent Rights provided that in the event that this Agreement is terminated in such circumstances Multicell shall use its best efforts to reduce the cost and/or loss incurred or suffered by any Third Party or sublicensees arising as a result of such early termination and Multicell shall in any event pay all fees outstanding to such Third Party or sublicensees which they are contractually committee to pay and all fees and pass through costs incurred up to date of such termination.

                    9.2       Termination for Material Breach by Either Party.

          Either Party may, at its option, terminate this Agreement for cause in the event that the other Party commits a material breach of this Agreement and fails to cure such breach during:

                              (a)       in the case of any payment default, a cure period of sixty days (60) days following receipt of a written notice of such breach from the non-breaching Party;

                              (b)       upon the occurrence of an Insolvency Event of the other Party at any time during the term of this Agreement; or

                              (c)       in all other cases, an initial cure period of ninety (90) days following receipt of a written notice of such breach from the non-breaching Party, or an extended cure period of one hundred and eighty (180) days following receipt of the written notice of such breach from the non-breaching Party, if such material breach cannot be reasonably remedied within the applicable initial cure period provided for in clause ninety (90) days provided that the Party in material breach is diligently endeavoring to remedy such material breach and that it may be reasonably concluded that such material breach is remediable within such extended cure period. After the end of the applicable cure period, if the breach remains uncured, then the Party having the right of termination may exercise its termination option by giving the breaching Party prior written notice, of at least fifteen (15) days, of its election to terminate.

                    9.3       Consequences of Termination.

                              (a)       In the event of termination of the Agreement for any reason whatsoever:

                                        (i)       The breaching Party shall not be released from any obligations incurred hereunder, and the non-breaching Party shall be entitled to pursue an action for damages or other relief arising as a result of such material breach;

                                        (ii)      The non-breaching Party shall not thereby be discharged from any liability or obligation to the breaching Party which became due or payable prior to the effective date of such termination;

                                        (iii)     The rights and obligations of the Parties under Sections 5, 6, 8, 9.2, 9.3, 10 and 11 shall survive any termination of this Agreement;

                                        (iv)      Provided that Multicell has not utilized any patents other than the Licensed Patent Rights with respect to the development of the Active Agent Product, then Multicell shall at the written request of Amarin and free of all charge, cost and expense to Multicell, assign or transfer (as the case may be) to Amarin (or its nominee), and shall procure the assignment or transfer (as the case may be), of its and its Affiliates and sub-licensees or any Affiliates of a sublicensee rights, title and interest to any intellectual property or proprietary information Controlled by any of them subsequently arising out of development or commercialization of the Active Agent Product in each case free of charge, to include (without limitation) any proprietary rights to patents, patent applications, any clinical data, trade marks, confidential information, technical know how, any and all enhancements, modifications, substitutions or beneficial alterations to the Licensed Technology, Active Agents or Intermediates thereof, or Active Agent Product; and

                                        (v)       Provided that Multicell has not utilized any patents other than the Licensed Patent Rights with respect to the development of the Active Agent Product, then additionally, at Amarin's written request and commensurate with legislative and regulatory requirements and free of all charge, cost and expense to Multicell, Multicell shall, and Multicell shall procure that its Affiliates and sub-licensees or any Affiliates of a sublicensee shall, transfer to Amarin or its nominee all MAAs, INDs, NDAs and other regulatory filings and approvals for Active Agent Product. In the event that in any country such a transfer is not possible Multicell shall ensure that Amarin has the benefit of the relevant MAAs, INDs, NDAs and other regulatory filings and approvals and to this end consents to any Regulatory Authority cross-referencing to the data and information on file with any Regulatory Authority as may be necessary to facilitate the granting of second MAA, NDAs, regulatory filings and approvals to Amarin and Multicell agrees to complete whatever other procedures are necessary in relation to the same to enable Amarin freely to develop and sell the Active Agent Product in substitution for Multicell.

                                        (vi)      In the event that Multicell has utilized patents other than the Licensed Patent Rights with respect to the development of Active Agent Product, Multicell shall, at Amarin's written request, negotiate for a period of ninety (90) days in good faith to provide for an assignment or transfer or sublicense of those items set forth in Subsections 9.4(iv) and 9.4(v). Notwithstanding the foregoing, Multicell is under no obligation to Amarin to assign or transfer or sublicense those items set forth in Subsections 9.4(iv) and 9.4(v) in the event Multicell utilized patents other than the Licensed Patent Rights with respect to the development of Active Agent Product.

                              (b)       In the event of termination of the Agreement pursuant to Section 9.2:

                                        (i)       If Multicell, its Affiliates or its sublicensees then possess Active Agent Product, have started the manufacture thereof or have accepted orders therefor, Multicell, its Affiliates or its sublicensees shall have the right to sell their inventories thereof, complete the manufacture thereof and market such fully manufactured Active Agent Product, in order to fulfill such accepted orders, subject to the obligation of Multicell to pay Amarin the royalty payments therefor as provided in Section 3 of this Agreement;

                                        (ii)      Subject to Subsection 9.3(b)(i), Multicell shall discontinue, and shall cause its Affiliates to discontinue, the manufacture, use, marketing and sale of Active Agent Products if the discovery, identification, development, manufacture, use or sale would infringe any Enforceable Claims of the Licensed Patent Rights;

                                        (iii)     All rights sold, assigned or transferred by Amarin to Multicell hereunder shall revert to Amarin, and Multicell agrees to execute all instruments necessary and desirable to revest said rights to Amarin, and

                                        (iv)      Upon any termination of this Agreement in its entirety because of a breach by one Party and the failure of said Party to cure such breach within the time prescribed herein this Agreement, neither Party waives any rights to any remedies it may have arising from the termination. Notwithstanding the preceding sentence, in no event shall a Party be liable to the other Party for any indirect, incidental, special or consequential damages, including loss of revenues from sales of Active Agent Product. In the event of any breach by a Party with respect to obligations that continue after a termination in its entirety of this Agreement, the non-breaching Party shall have all remedies available to it as if this Agreement were still in effect on the date of such breach.

          10.       Confidential Information; Information Disclosure.

                    10.1      Confidential Information. All confidential business, scientific and technical information related to the Patents Rights communicated by each Party to the other, including, without limitation, information contained in patent applications, shall be received in strict confidence by the other Party, its Affiliates and sublicensees and any Affiliates of a sublicensee, used only for the purposes of this Agreement and not disclosed by the recipient Party, its Affiliates and sublicensees or their Affiliates or their respective agents or employees without the prior written consent of the disclosing Party, unless such information (i) was in the public domain at the time of disclosure, (ii) later became part of the public domain through no act or omission of the recipient Party, its employees agents, successors, or assigns, (iii) was lawfully disclosed to the recipient Party by a Third Party having the right to disclose it, (iv) was already known by the recipient Party at the time of disclosure and recipient can so demonstrate by competent written proof or (v) is required to be disclosed to a governmental agency pursuant to such agency's rule and regulations in order to secure regulatory approval, provided that the recipient Party shall first give notice to the disclosing Party of such disclosure and shall have made a reasonable effort to maintain the confidentiality of such information. Nothing contained herein shall prevent Multicell or its Affiliates from disclosing information to sublicensees so long as such sublicensees agree to be bound by these confidentiality provisions.

                    10.2.     Except as provided in this Agreement, neither Party shall use for its own benefit or the benefit of any Third Party, or disclose, publish, release, transfer or otherwise make available to any Third Party, any Confidential Information of the other Party without the other Party's prior written consent. Each of Amarin and Multicell, however, shall be permitted to disclose Confidential Information of the other to contractors and Third Parties, and its employees, Affiliates, accountants, attorneys and other agents to the extent such disclosure is reasonably necessary for the performance of its duties and obligations hereunder or, with respect to Multicell, its use and enjoyment of Licensed Patent Rights. Each of Amarin and Multicell shall be responsible for any violation of the confidentiality obligations set forth herein by any of the foregoing.

                    10.3.     In addition to the foregoing, nothing contained in this Agreement shall supercede the confidentiality requirements set forth in the Confidentiality Agreement signed by the parties dated September 8, 2005 and it shall remain in full force and effect.

          11.       Choice of Law; Dispute Resolution.

                    11.1      Governing Law. This Agreement is made in accordance with and shall be governed and construed in accordance with the laws of the United States of America and the State of Delaware , as applied to contracts executed and performed entirely within the United States of America and the State of Delaware, without regard to conflicts of laws rules, provided, however, that issues concerning the validity and construction of patents, trademarks and other intellectual property shall be determined in accordance with the laws of the country under which such intellectual property rights were granted.

                    11.2      Arbitration. If a dispute arises between the Parties relating to the interpretation or performance of this Agreement or the grounds for the termination thereof, the Parties agree to hold a meeting, attended by individuals with decision-making authority regarding the dispute, to attempt in good faith to negotiate a resolution of the dispute prior to pursuing other available remedies. If, within thirty (30) days after such meeting, the Parties have not succeeded in negotiating a resolution of the dispute, such dispute shall be submitted to final and binding arbitration under the then current Licensing Agreement Arbitration Rules of the American Arbitration Association ("AAA"), with a panel of three (3) arbitrators in San Diego County, California; provided, however, that the State of Delaware Code of Civil Procedure shall apply to any such proceeding. Such arbitrators shall be selected by the mutual agreement of the Parties or, failing such agreement, shall be selected according to the aforesaid AAA rules. The Parties shall bear the costs of arbitration equally unless the arbitrators, pursuant to their right, but not their obligation, require the non-prevailing Party to bear all or any unequal portion of the prevailing Party's costs. The decision of the arbitrator shall be final and may be sued on or enforced by the Party in whose favor it runs in any court of competent jurisdiction at the option of the successful Party. The arbitrators will be instructed to prepare and deliver a written, reasoned opinion conferring their decision. The rights and obligations of the Parties to arbitrate any dispute relating to the interpretation or performance of this Agreement or the grounds for the termination thereof shall survive the expiration or termination of this Agreement for any reason.

          12.       Commercialization.

                    12.1      Development and Performance Requirements. Multicell shall strive to submit a New Drug Application ("NDA") or equivalent for Active Agent Product to USA to the FDA or EMEA and said NDA or equivalent must be accepted by the FDA or EMEA within six (6) years from the Effective Date of this Agreement. In the event said NDA or equivalent is not accepted by the FDA or EMEA within the prescribed time period as set forth herein, Multicell shall have twelve (12) months from the date of non-acceptance to resubmit its NDA or equivalent to the FDA or EMEA for reconsideration. Upon final rejection of Multicell's resubmitted NDA or equivalent, this Agreement shall terminate and all rights granted to Multicell hereunder shall terminate.

                    12.2      Progress Reports. Multicell shall provide to Amarin, on a confidential basis, on or before January 31 of each year, with a written report summarizing its progress with respect to its use of Licensed Patents Rights, and subsequently with respect to the development and commercialization of Active Agent Product within the Field in the Territory, as appropriate. Such report shall include the current status of and timetable for preclinical studies and estimated dates for initiation and completion of clinical trials, and/or the status of and timetables for world-wide commercialization.

                    12.3      Governmental Agency Registration. Multicell agrees to register this Agreement with any governmental agency that requires such registration, and Multicell shall pay all costs and legal fees in connection therewith. In addition, Multicell shall use reasonable commercial efforts to assure that all USA and international laws affecting this Agreement or the sale of Active Agent Product of which it is aware are fully satisfied.

                    12.4      Use of Names of Parties. Neither Party shall have the right to publicize this Agreement or its relationship with the other Party without the other Party's prior written approval, except as provided in this Section 12.4 and as may be required to comply with federal or state laws and regulations or the rules of any stock exchange.

          13.       ADDRESSES.

          The payments to be made hereunder to Amarin shall be made by wiring the required amount to Amarin's bank in accordance with Amarin's instructions or by mailing or sending by commercial courier checks for the required amount to Amarin's address. Any notice or other communication given under this Agreement shall be in writing in the English language and shall be:

                    (a)       delivered by hand; or

                    (b)       sent by pre-paid airmail; or

                    (c)       sent by fax (confirmed by pre-paid airmail placed in the post on or on the day after the date of transmission);

          to the address or fax number set out below or to such other address or fax number as may from time to time be notified to the other Party in writing.

                              Amarin Neuroscience Ltd.
                              Kings Park House
                              Laurehill Business Park
                              Polmaise Road
                              Stirling FK7 9JQ
                              Scotland, UK
                              Attn: General Manager & Business Development Director
                              Fax No. +44(0) 1786 473137

                    (cc:      the Company Secretary,
                              Amarin Corporation plc,
                              7 Curzon Street,
                              Mayfair, London, UK W1J 5HG
                              FAX: +44 (0) 207499 9004)

                              Multicell Technologies, Inc.
                              701 George Washington Highway
                              Lincoln, RI 02865
                              Attn: President
                              FAX: 401-333-0659

          or to such subsequent addresses as either Party may furnish the other by giving notice thereof as provided in this Section 13. Any notice given under Section 13 shall be deemed to have been received on the date of delivery if delivered by hand prior to 5:00 pm on a business day, otherwise on the next business day following the date of delivery; or on the fifth business day from and including the day of posting in the case of pre-paid airmail; or on the next business day following the day of transmission in the case of facsimile (confirmed by pre-paid first class post/airmail as provided above).

          In this Section 13, business day shall mean a business day in the country to which the notice is sent.

                    14.       Miscellaneous.

                              14.1      Assignment. This Agreement shall be assignable by a Party to its Affiliates upon thirty (30) days prior written notice to the other Party; such written notice shall also contain an explanation by the assigning Party of why such assignment shall occur. If a Party assigns this Agreement to an Affiliate, the Party shall still be responsible for all of its obligations as specified in this Agreement. Any assignment other than to an Affiliate without the prior written consent of the other Party shall be void. Notwithstanding the preceding sentence, in the event of: (i) a sale or transfer of all or substantially all of a Party's assets; or (ii) the merger or consolidation of a Party with another company, this Agreement shall be assignable to the transferee or successor company. This Agreement shall be binding upon and inure to the benefit of Amarin, Multicell and their respective permitted assigns and successors in interest.

                              14.2      Headings. The headings used in this Agreement are for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

                              14.3      Amendment. No amendment or modification hereof shall be valid or binding upon the Parties unless made in writing and signed by both Parties.

                              14.4      Force Majeure. Any delays in performance by any Party under this Agreement other than the payment of monies due shall not be considered a breach of this Agreement if and to the extent caused by occurrences beyond the reasonable control of the Party affected, including but not limited to, acts of God, earthquake, embargoes, governmental restrictions, strikes or other concerted acts of workers, fire, flood, explosion, riots, wars, civil disorder, rebellion or sabotage. The Party suffering such occurrence shall immediately notify the other Party and any time for performance hereunder shall be extended by the actual time of delay caused by the occurrence.

                              14.5      Independent Contractors. In making and performing this Agreement, Amarin and Multicell act and shall act at all times as independent contractors and nothing contained in this Agreement shall be construed or implied to create an agency, partnership or employer and employee relationship between Amarin and Multicell. At no time shall one Party make commitments or incur any charges or expenses for or in the name of the other Party except as specifically provided herein.

                              14.6      Severability; Government Acts. If any term, condition or provision of this Agreement is held to be unenforceable for any reason, it shall, if possible, be modified in order to achieve the intent of the Parties to this Agreement to the extent possible. In any event, all other terms, conditions and provisions of this Agreement shall be deemed valid and enforceable to the full extent. If any act, regulation, directive, or law of a country, including its departments, agencies or courts, should make impossible or prohibit, restrain, modify or limit any material act or obligation of a Party under this Agreement, and if either Party to this Agreement is materially adversely affected thereby, then the Parties shall use commercially reasonable efforts to attempt to negotiate a lawful and enforceable modification to this Agreement which substantially eliminates the material adverse effect; provided that, failing any agreement in that regard, the Party that is materially adversely affected shall have the right, at its option, to suspend or terminate this Agreement as to such country.

                              14.7      Waiver. Failure or delay by either Party to exercise any right or remedy under this Agreement shall not be deemed to be a waiver of that right or remedy, or prevent it from exercising that or any other right or remedy on that occasion or on any other occasion.

                              14.8      Entire Agreement. This Agreement contains the entire agreement and understanding between the Parties with respect to the subject matter hereof, and merges all prior discussions, representations and negotiations with respect to the subject matter of this Agreement. Except as expressly set forth in this Agreement, neither Party grants to the other by implication, estoppel or otherwise, any right, title license or interest in any intellectual property right. The parties acknowledge that they are not relying on any agreement, understanding, arrangement, warranty, representation or term which is not set out in this Agreement.

                              14.9      Publicity & Non-disclosure. Except as required by law or by the rules of any stock exchange, each Party shall not, and shall procure that their respective personnel, their respective associates and the personnel of their respective associates shall not, make any announcement, or comment upon, or originate any publicity, or otherwise provide any information to any Third Party (other than its legal advisors) concerning this Agreement including but not limited to, the fact that the Parties are engaging in discussions, the existence of this Agreement, the terms of this Agreement, the performance of this Agreement and/or any dispute or disagreement relating to this Agreement without the prior written consent of the other Party (such consent not to be unreasonably withheld , delayed or conditioned.

                              14.10     Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each one of which need not contain the signature of more than one Party but such counterparts taken together shall constitute one and the same agreement.

          In Witness Whereof, the Parties hereto have executed this Agreement by their duly authorized officers or representatives.

Amarin Neuroscience Ltd.

By:
Name:
Title:
Date:

Multicell Technologies, Inc.

By:
Name:          Stephen Chang, Ph.D.
Title:          President
Date:

Schedule A

LICENSED PATENT RIGHTS

Williams Powell **Case: 02361 Cari Loder**
Treatment of MS, and other Demyelinating conditions using lofepramine ….
Vitamin B12 compound
in the name of Laxdale Ltd

Our Ref	Country	Patent Number	Filing Date	Status
N2994	*UK*	*9420116.7*	*5.10.94*	*Abandoned*
	UK	*9924172.1*	*12.10.99*	*Treatment of fatigue. Abandoned*
	UK EX-PCT – 2	*9707065.0*	*5.10.95*	*Granted 13.1.99 as GB 2308065*
N5542	Australia - EX-PCT	710339	5.10.95	Granted – next renewal fee due on 5 Oct 06
N13144	Austria	0784476	5.10.95	Granted, next renewal fee due on 5 Oct 06
N13145	Belgium	0784476	5.10.95	Granted, next renewal fee due on 5 Oct 06
N5544	Canada EX-PCT	2200761	5.10.95	Pending. Examination requested 11 July 02. Next renewal fee due 5 Oct 06.
N5553	Czech Republic	PV 995-97	5.10.95	Granted 17 June 2004 next renewal fee due 5 Oct 06.
N13147	Denmark	0784476	5.10.95	Granted, next renewal fee due 5 Oct 06.
N5545	Finland EX-PCT	971290	5.10.95	Pending. Examiner has indicated the application is allowable. Grant– Expected soon. Next renewal fee due 5 Oct 06.
N13142	France	0784476	5.10.95	Granted. Next renewal fee due 5 Oct 06.
N13143	Germany	0784476	5.10.95	Granted, next renewal fee due 5 Oct 06.
N13141	Great Britain	0784476	5.10.95	Granted, in force. Next renewal fee due 5 Oct 06.
N5704	Great Britain EX-PCT	2308065	5.10.95	Revoked 10 February 2004 (instructions 17 December 2003).
N13150	Greece	0784476	5.1095	Granted. Next renewal fee due 5 Oct 06.
N5554	Hungary EX-PCT	P9702373 (10355/9)		Pending, Response to official letter filed. Renewal fee due 5 October 2006.

N5555	Iceland EX-PCT	4454/1997	5.10.95	Granted 15 Nov 04. Next renewal fee due 5 Oct 06.
N13148	Ireland	0784476	5.10.95	Granted, next renewal fee due 5 Oct 06.
N13151	Italy	0784476	5.10.95	Granted, next renewal due 5 Oct 06.
N5546	Japan	8-512415	5.10.95	Pending, examination requested 17 July 02. First examination report expected March 2006.
N13158	Latvia	0784476	5.10.95	Granted. Next renewal fee due 5 Oct 06.
N13157	Lithuania	0784476	5.10.95	Granted. Next renewal fee due 5 Oct 06.
N13152	Luxembourg	0784476	5.10.95	Granted. Next renewal fee due 5 Oct 06.
N13153	Netherlands	0784476	5.10.95	Granted. Next renewal fee due 5 Oct 06.
N5550	New Zealand	293642	5.10.95	Granted 23 Feb 99. Next renewal fee due 5 Oct 08.
N5549	Norway EX-PCT	314486	5.10.95	Granted 31 Mar 03. Next renewal fee due 5 Oct 06.
N5552	Poland EX-PCT	P319830	5.10.95	Granted 8 Jan 02. Next renewal fee due 5 Oct 08.
N13154	Portugal	0784476	5.10.95	Granted. Next renewal fee due 5 Oct 06.
N5551	Russia		5.10.95	Abandoned. (instructions received 18 Apr 97)
N5547	Slovakia EX-PCT	281932	5.10.95	Granted 1 June 01. Renewal due 5 Oct 06.
N13156	Slovenia EX-European	0784476	5.10.95	Granted. Next renewal fee due 5 Oct 06.
N3989	South Africa	95/8391	5.10.95	Granted 31.7.96. Next renewal fee due 5 Oct 06.
N13149	Spain	0784476	5.10.95	Granted. Next renewal fee due 5 Oct 06.
N13155	Sweden	0784476	5.10.95	Granted. Next renewal fee due 5 Oct 06.
N13146	Switzerland & Liechtenstein	0784476	5.10.95	Granted. Next renewal fee due 5 Oct 06.
N5543	USA	6096737	5.10.95	Granted 1 Aug 00. Next renewal fee due 1 Feb 08.